Exhibit 99(m)(3)

RBC Funds TRUST

CLASS C SHARES

DISTRIBUTION AND SERVICE (RULE 12b-1) PLAN

WHEREAS, RBC Funds Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS, shares of beneficial interest of the Trust are currently divided into the separate series, including those listed on the attached Appendix A, as may be amended from time to time (the “Fund”); and

WHEREAS, the Trust, on behalf of the Fund, desires to arrange for the provision of certain sales and marketing services related to the Fund’s Class C Shares under the terms and conditions described herein;

NOW, THEREFORE, the Trust hereby adopts this Distribution and Service (Rule 12b-1) Plan (the “Plan”) on behalf of the Class C Shares of the Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the following terms and conditions:

1.                   The Fund shall pay to the Trust’s distributor, adviser, or their affiliates a fee in an amount, or at a rate, equal to 1.00% on an annual basis of the average daily net asset value of the Class C Shares of the Fund (the “Fee”). Such Fee shall be comprised of a monthly distribution fee of 0.75% per annum of the average daily net assets of the Fund represented by Class C shares to compensate the distributor, adviser, or their affiliates for Marketing Services (as defined in paragraph 2 herein) and a monthly shareholder servicing fee of 0.25% per annum of the average daily net assets of the Fund represented by Class C shares to compensate Authorized Service Providers (as defined in paragraph 3 herein) who enter into agreements with the distributor or adviser to provide services to Class C shareholders of the Fund. Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board of Trustees (the “Board”) of the Trust shall determine.

2.                   The distributor, adviser, or their affiliates shall use the Fee paid to them pursuant to Paragraph 1 hereof for marketing activities (“Marketing Services”), which may be used, among other things, for the preparation and distribution of advertisements, sales literature and prospectuses and reports used for sales purposes, as well as compensation related to sales and marketing personnel and payments to dealers and others for marketing related services. The Fee may also be used to compensate dealers and others that have entered into an agreement with the distributor or adviser for Marketing Services that include attracting shareholders to the Fund’s Class C.

3.                   The Fee described in Paragraph 1 may be used to pay authorized persons (the “Authorized Service Providers”) who enter into agreements with the distributor or adviser to provide services to Class C shareholders of the Fund. For purposes of the Plan, “service activities” shall include, among other things, any personal services or account maintenance services, which may include but are not limited to: assisting beneficial shareholders with purchase, exchange and redemption requests; activities in connection with the provision of personal, continuing services to investors in the Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing sub-accounting services for Class C Shares of the Fund held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; disseminating information about the Fund; and general account administration activities. Other expenses of an Authorized Service Provider related to its “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities. An Authorized Service Provider is authorized to pay its affiliates and independent third party service providers for performing service activities consistent with this Plan.

4.                   The Plan shall not take effect with respect to the Class C Shares of the Fund until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements, except that a meeting at which a related agreement between the Fund and a non-affiliated service provider is approved need not be an in-person meeting. For purposes of the Plan, a non-affiliated service provider is a service provider that is not affiliated with the Trust, distributor or adviser.

5.                   The Plan and any related agreement shall continue in full force and effect as to the Class C Shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4 hereof.

6.                   Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or a related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Authorized Service Providers shall provide to the distributor or adviser, for provision to the Trustees, and the Trustees shall review such reports and information as the Trustees may require, which may be specified in the related agreement.

7.                   All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide, with respect to the Fund, that:

(a)      such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding Class C Shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

(b)      such agreement shall terminate automatically in the event of its assignment.

8.                   This Plan, or any agreements entered into pursuant to this Plan, may be terminated with respect to the Class C Shares of the Fund at any time, without penalty, by vote of a majority of the Trustees and a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of the Class C Shares of the affected Fund.

9.                   While this Plan is in effect, the Board shall satisfy the fund governance standards as defined under Rule 0-1(a)(7) under the 1940 Act.

10.                As used in this Plan, the terms “majority of the outstanding voting securities” and “assignment” shall have the same meanings as those terms have in the 1940 Act.

11.                The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

12.                The Trustees and the holders of the Class C Shares of the Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and an Authorized Service Provider or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or holders of Class A or Class F Shares.

13.                The Plan may be amended at any time with respect to the Class C Shares of the Fund provided that no amendment to increase materially the amount of the Fee provided for in Paragraph 1 hereof without shareholder approval and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval in Paragraph 4 hereof.

Adopted: [_____], 2014

APPENDIX A

RBC BlueBay Absolute Return Fund